Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

ALTO INGREDIENTS, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(c)	1,282,051	$3.53	$4,525,641	0.00011020	$498.73

Total Offering Amounts							$498.73
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$498.73

(1)	The shares of common stock being registered hereunder are being registered for sale by the selling shareholders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on The Nasdaq Capital Market on November 28, 2022.